Exhibit 23.1

INDEPENDENT AUDITORS CONSENT

Board of Directors

AmericasDoctor, Inc.

We have issued our report dated February 27, 2004, accompanying the consolidated financial statements of AmericasDoctor, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the AmericasDoctor, Inc.’s previously filed Registration Statement on Form S-8 (File No. 333-68038).

GRANT THORNTON LLP

Chicago, Illinois
March 19, 2004